Exhibit 21.1


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Subsidiaries

Name                                                           Jurisdiction          % Ownership
American International Refinery, Inc.                          Louisiana                 100%
American International Marine, Inc.                            Nevada                    100%
St. Marks Refinery, Inc.                                       Florida                   100%
Gulf Coast Petroleum Trading, Inc.                             Nevada                    100%
American International Petroleum Kazakhstan                    Nevada                    100%
American International Petroleum Corporation Holding, Inc.     Nevada                    100%
American Eurasia Petroleum Corporation                         Nevada                    100%
American Caspian Petroleum Corporation                         Nevada                    100%
American Asian Petroleum Corporation                           Nevada                    100%
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